Exhibit 99.1

ArriVent BioPharma Reports Full Year 2025 Financial Results

●	Topline global pivotal Phase 3 data for firmonertinib in first-line EGFR exon 20 insertion mutant NSCLC expected mid-2026
●	Global pivotal Phase 3 first-line PACC mutant NSCLC study for firmonertinib enrollment underway
●	ADC pipeline advancing with first ADC program, ARR-217, in Phase 1 clinical development
●	Cash and investments of $312.8 million as of December 31, 2025 expected to fund operations into 3Q 2027

NEWTOWN SQUARE, PA, March 5, 2026 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (Company or ArriVent) (Nasdaq: AVBP), a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today reported financial results for the year ended December 31, 2025, and highlighted recent Company progress.

“We are advancing firmonertinib toward potential registration, supported by two pivotal programs targeting uncommon EGFR mutations in non-small cell lung cancer (NSCLC), a high unmet need with limited treatment options,” said Bing Yao, CEO of ArriVent. “Our robust clinical data, including CNS activity, underscores the potential of firmonertinib to become a chemotherapy-free standard of care. We look forward to topline pivotal data for firmonertinib monotherapy in frontline EGFR exon 20 insertion mutant NSCLC expected in mid-2026.  This is an event driven study, so we plan to continue sharpening our timeline as we look forward to sharing our data.”

Dr. Yao continued, “Our antibody-drug conjugate (ADC) portfolio is also gaining momentum, led by ARR-217, a CDH17-targeted ADC currently in an ongoing Phase 1 trial, with best-in-class potential in gastrointestinal cancers. We expect additional ADC candidates to advance toward the clinic, broadening our pipeline beyond lung cancer into multiple additional solid tumor indications. Backed by a strong balance sheet and a projected cash runway into 3Q 2027, we are well positioned to deliver on our near-term catalysts.”

Recent and Full Year 2025 Highlights

Firmonertinib

●	Dosed first in patient pivotal ALPACCA study. In December 2025, ArriVent announced dosing of the first patient in the global pivotal Phase 3 ALPACCA study evaluating firmonertinib monotherapy for first-line treatment of epidermal growth factor receptor (EGFR) PACC mutant non-small cell lung cancer (NSCLC) (NCT07185997).
●	Positive final data in EGFR PACC mutant NSCLC. In September 2025, ArriVent presented positive final proof-of-concept data from the randomized global Phase 1b FURTHER trial cohort of first-line firmonertinib monotherapy in patients with NSCLC harboring EGFR PACC mutations at the 2025 World Conference on Lung Cancer (WCLC) (NCT05364073). Firmonertinib demonstrated clinically meaningful progression free survival, central nervous system (CNS) complete responses, and a manageable safety profile consistent with previous trials. We believe this to be the first clinical dataset testing an EGFR inhibitor in a prospectively defined population of EGFR PACC mutant NSCLC.
●	Completed enrollment for pivotal FURVENT trial. During the first quarter of 2025, we completed enrollment in the global pivotal Phase 3 FURVENT study of firmonertinib monotherapy in first-line NSCLC EGFR exon 20 insertion mutations (NCT05607550). Firmonertinib, an oral, highly brain-penetrant, and broadly active mutation-selective EGFR inhibitor, received Food and Drug Administration (FDA) Breakthrough Therapy Designation in this patient population.
●	Received National Medical Products Administration (NMPA) approval in China in second-line EGFR exon 20 insertion mutations. In February 2026, our partner Shanghai Allist Pharmaceutical Technology Co., Ltd., received NMPA approval for firmonertinib for adults with locally advanced or metastatic NSCLC who have progressed on or after prior platinum-based chemotherapy or who are intolerant to platinum-based chemotherapy and who have been tested for the presence of EGFR exon 20 insertion mutations.

Pipeline

●	Clinical advancement of ADC lead ARR-217 (MRG007). Ongoing Phase 1 dose escalation for ARR-217, a CDH17 targeted ADC, in gastrointestinal malignancies in partnership with Lepu Biopharma Co., Ltd. ArriVent also received FDA IND clearance for ARR-217 and dosed its first patient in March 2026.

Upcoming Milestones

●	Firmonertinib pivotal EGFR exon 20 insertions data. Top-line firmonertinib monotherapy data from the global pivotal FURVENT Phase 3 (NCT05607550) study for first-line EGFR exon 20 insertions mutant NSCLC is projected to be in mid-2026.
●	IND filing for ARR-002. U.S. IND filing for first-in-class ADC program planned for first half 2026. Plan to present preclinical data at an upcoming conference.
●	Complete Phase 1 dose escalation for ARR-217. Plan to complete Phase 1 dose escalation and enter into dose optimization for ARR-217, a CDH17 targeting ADC program, in the second half of 2026.

2025 Financial Results

●	As of December 31, 2025, the Company had cash and investments of $312.8 million, which is expected to fund operations into 3Q 2027.
●	Net cash used in operations was $160.6 million and $70.2 million for the years ended December 31, 2025 and 2024, respectively.
●	Research and development expenses were $153.4 million and $79.0 million for the years ended December 31, 2025 and 2024, respectively. The research and development expenses in 2025 include a one-time upfront payment to Lepu Biopharma Co., Ltd.
●	General and administrative expenses were $24.2 million and $15.3 million for the years ended December 31, 2025 and 2024, respectively.

●	Net loss was $166.3 million and $80.5 million for the years ended December 31, 2025 and 2024, respectively.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

About Firmonertinib

Firmonertinib is an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor active against both classical and uncommon EGFR mutations, including PACC and exon 20 insertion mutations. In March 2021, firmonertinib was approved in China for first-line advanced non-small-cell lung cancer (NSCLC) with EGFR exon 19 deletion or L858R mutations and for patients with previously treated locally advanced or metastatic NSCLC with EGFR T790M mutation, otherwise known as EGFR classical mutations.

Firmonertinib was granted U.S. Food and Drug Administration (FDA) Breakthrough Therapy Designation for the treatment of patients with previously untreated locally advanced or metastatic non-squamous NSCLC with EGFR exon 20 insertion mutations. Firmonertinib was also granted U.S. FDA Orphan Drug Designation for the treatment of NSCLC with EGFR mutations or human epidermal growth factor receptor 2 (HER2) mutations or HER4 mutations.

Firmonertinib is currently being studied in a global Phase 3 trial for first-line NSCLC patients with EGFR exon 20 insertion mutations (FURVENT; NCT05607550) and in a global Phase 3 study in first line NSCLC patients with EGFR PACC mutations (ALPACCA; NCT07185997).

About EGFR mutant NSCLC

Globally, lung cancer is the leading cause of cancer-related deaths among men and women. NSCLC is the predominant subtype of lung cancer, accounting for approximately 85% of all cases. Mutational activation of the EGFR is a frequent and early event in the development of NSCLC. EGFR mutations are divided into classical and uncommon. EGFR exon 20 insertion mutations are a group of uncommon EGFR mutations and constitute approximately 9% of all EGFR mutations. PACC mutations are another group of uncommon EGFR mutations and represent approximately 12% of all EGFR mutations. Patients with NSCLC whose tumors harbor uncommon EGFR mutations have significantly lower life expectancy with available therapies and represent an area of unmet medical need.

About EGFR PACC mutations

P-loop and αC-helix compressing (PACC) EGFR mutations are a distinct set of approximately 70 mostly missense activating mutations within the kinase domain of EGFR. They are similar to exon 20 insertion mutations in narrowing the drug binding pocket to affect tyrosine kinase inhibitor activity. PACC mutations are diagnosed through commercially available NGS and most PCR tests. Patients with PACC mutations have limited treatment options, and there is no broadly utilized standard of care treatment for first-line PACC mutant patients.

About FURVENT

FURVENT is a global, pivotal 3 arm Phase 3 clinical trial of firmonertinib in first-line non-squamous locally advanced or metastatic NSCLC patients with exon 20 insertion mutations being conducted jointly with our partner Allist (NCT05607550).  The FURVENT clinical trial is designed to assess the safety and efficacy of firmonertinib administered at either 160 mg or 240 mg, once-daily with each dose being compared to platinum-based chemotherapy with pemetrexed, the current first-line standard of care. The primary endpoint of this study is PFS by BICR per Response Evaluation Criteria in Solid Tumors (RECIST) 1.1.  Secondary endpoints in patients with brain metastases at baseline include brain-specific CNS overall response rate (CNS-ORR) and CNS-PFS by modified RECIST (mRECIST).  The study enrolled 398 patients globally, including from sites in the United States, Europe and certain Asian countries including Japan and China.

About ALPACCA

ALPACCA is a global, pivotal 2 arm Phase 3 clinical trial of firmonertinib in first-line non-squamous locally advanced or metastatic NSCLC patients with PACC mutations being conducted jointly with our partner Allist (NCT07185997). The ALPACCA trial is evaluating firmonertinib 240 mg once daily versus investigator’s choice of osimertinib or afatinib in first-line patients with EGFR PACC mutant NSCLC.  The 240 mg dose of firmonertinib was selected for pivotal development based on compelling data showing a 16-month median PFS and a confirmed 68% ORR by BICR in the FURTHER trial (NCT05364073). The primary endpoints of this study are ORR and PFS by BICR per RECIST.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, cash runway, estimates of our addressable market, activity of firmonertinib compared to available therapies, anticipated clinical milestones, the timing of, and results of, top-line pivotal Phase 3 data for firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR exon 20 insertion mutations, the timing of our planned enrollment of the global pivotal Phase 3 study of firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR PACC mutations, the advancement of the Phase 1 study for ARR-217 in gastrointestinal tumors and the timing of presentation of data from that study, the timing of U.S. IND filing for ARR-002, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled

“Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2025, to be filed with the Securities and Exchange Commission on March 5, 2026 and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

ARRIVENT BIOPHARMA, INC.

BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$45,540	$74,293
Short-term investments	267,281	144,570
Prepaid expenses and other current assets	20,076	8,116
Total current assets	332,897	226,979
Long-term investments	—	47,683
Right of use assets – operating leases	13	154
Deferred offering costs	69	—
Other assets	190	126
Total assets	$333,169	$274,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,934	$3,782
Accrued expenses	19,997	13,330
Operating lease liabilities	14	162
Total current liabilities	25,945	17,274
Operating lease liabilities, net of current amount	—	14
Total liabilities	25,945	17,288

Stockholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 200,000,000 shares authorized; 42,452,251 and 33,706,765 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	4	3
Additional paid-in capital	711,847	496,195
Accumulated deficit	(404,641)	(238,333)
Accumulated other comprehensive income (loss)	14	(211)
Total stockholders’ equity	307,224	257,654
Total liabilities and stockholders’ equity	$333,169	$274,942

ARRIVENT BIOPHARMA, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development	$153,351	$79,004
General and administrative	24,183	15,304
Total operating expenses	177,534	94,308
Operating loss	(177,534)	(94,308)
Interest and investment income	11,226	13,820
Net loss	(166,308)	(80,488)
Unrealized gain (loss) on marketable securities	225	(211)
Total other comprehensive gain (loss)	225	(211)
Total comprehensive loss	$(166,083)	$(80,699)

Share information:
Net loss per share attributable to common stockholders, basic and diluted	$(4.32)	$(2.56)
Weighted-average shares of common stock outstanding, basic and diluted	38,462,600	31,469,328

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com